EXHIBIT 4.1

DESCRIPTION OF SECURITIES

Scott’s Liquid Gold-Inc. has registered one class of securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Common Stock

The following description of our Common Stock (as defined below) is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Colorado Business Corporation Act (“CBCA”), for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 50,000,000 shares of common stock, $0.10 par value per share (“Common Stock”), and 20,000,000 shares of preferred stock, without par value (“Preferred Stock”).

The outstanding shares of our Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares.

Voting Rights

Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights. This means a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on the Board of Directors.

Liquidation Rights

Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company legally available for distribution after we have paid or provided for all of our liabilities and all of the preferential amounts to which any preferred shareholders may be entitled.

Other Rights and Preferences

The holders of our Common Stock do not have any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our Common Stock does not contain any redemption or sinking fund provisions or conversion rights.  The holders of Common Stock may act by unanimous written consent.

Listing

Our Common Stock is traded on the OTC under the trading symbol “SLGD.”